EXHIBIT 16.1

October 22, 2008

Securities and Exchange Commission
100 F Street, NE Washington, DC 20549
U.S.A.

RE: China Carbon Graphite Group, Inc. F/K/A Achievers Magazine Inc

Dear Ladies and Gentlemen:

We are the former independent auditors for China Carbon Graphite Group, Inc. formerly known as Achievers Magazine, Inc., (the “Company”). We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s Form 8-K/A dated October 22, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

/s/Bernstein & Pinchuk LLP